Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 18, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Agere Systems Inc., which appears in Agere Systems Inc.’s Annual Report on Form 10-K for the year ended September 30, 2005.
/s/ PricewaterhouseCoopers LLP
New York, NY
April 4, 2006